IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION ENTERS INTO NEW $110 MILLION CREDIT FACILITY
New facility provides for increased borrowing capacity
Maturity extended to 2015
TORONTO —June 2, 2011 — IMAX Corporation (NYSE: IMAX; TSX: IMX) today announced that it has entered into a new credit facility for up to $110 million with Wells Fargo Capital Finance Corporation Canada, part of Wells Fargo & Company (NYSE: WFOC), with the participation of Export Development Canada (EDC) for $55 million of the new facility. The new facility replaces IMAX’s previous $75 million facility with Wells Fargo and EDC. The new facility will consist of up to a $60 million revolving term loan, with no scheduled repayments, and up to a $50 million asset-based revolving loan. The Company intends to use proceeds from the new facility for general corporate purposes and to fund the Company’s strategic initiatives and its continued global expansion. The credit facility extends the maturity of the prior facility from October 31, 2013 to October 31, 2015.
Borrowings under the new credit facility will bear interest at the reduced spread of 2.00% above LIBOR, versus previous interest rates of LIBOR plus 3.75% and 2.75% for the former term loan and revolving asset-based loan, respectively.
“Today our Company is on strong financial footing and continuing on a path of significant growth,” said Richard L. Gelfond, CEO, IMAX Corporation. “This new facility, coupled with the recurring cash generated by our business, will provide us with enhanced flexibility as we pursue our strategic initiatives and continue the global expansion of our business.”
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems — combined with a growing blockbuster film slate — are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX theaters deliver the world’s best cinematic presentations using proprietary IMAX, IMAX 3D, and IMAX DMR (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience.
IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo and Shanghai. As of March 31, 2011, there were 528 IMAX theatres (408 commercial, 120 institutional) operating in 46 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

About Wells Fargo Capital Finance
Wells Fargo Capital Finance provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing and purchase order financing to companies across the United States and Canada. .
Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Capital Finance Corporation Canada. Wells Fargo Capital Finance Corporation Canada (also doing business in Quebec as Société de financement Wells Fargo Capital Canada) is an affiliate of Wells Fargo & Company, a company that is not regulated in Canada as a financial institution, a bank holding company or an insurance company.
For more information, visit wellsfargocapitalfinance.ca
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and investigation by the SEC and the ongoing inquiry by the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
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For additional information please contact:

Business Media:	Investors:
IMAX Corporation — New York	MAX Corporation — New York
Ann Sommerlath	Heather Anthony
212-821-0100	212-821-0121
asommerlath@imax.com	hanthony@imax.com

Sloane & Company — New York
Whit Clay
212-446-1864
wclay@sloanepr.com
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